Exhibit 99.1

CONTACT:

SatCon Technology Corporation®
Gary Brandt
VP, Corporate Development
617-897-2407

SATCON TECHNOLOGY REPORTS QUARTERLY RESULTS
FOR THE THIRD QUARTER ENDED JULY 1, 2006

Boston, MA — August 10, 2006 — SatCon Technology Corporation© (Nasdaq NM: SATC), a developer and manufacturer of power electronic products for the alternative energy markets, today announced its operating results for the third quarter ended July 1, 2006.  Net loss for the quarter was $3.5 million, or $0.09 per share, compared with a net loss of $2.3 million, or $0.07 per share, for the same period in fiscal 2005.  Net loss for the nine months year-to-date was $8.0 million, or $0.21 per share, compared with a net loss of $6.1 million, or $0.19 per share, for the same period in fiscal 2005.   Year-to-date, approximately $1.6 million has been invested in new market and product initiatives, which are expected to drive incremental revenue growth over the upcoming quarters.

Revenue for quarter ended July 1, 2006 was $8.1 million, compared with $8.2 million for the quarter ended July 2, 2005. Revenue for nine months ended July 1, 2006 was $22.8 million, compared with $25.6 million for the comparable period ended July 2, 2005.   Orders on hand at the end of the third quarter were a record $26.6 million compared with $23.3 million at the end of the third quarter 2005.

The recently completed financing transaction subsequent to the end of the third quarter has added a net $11.0 million of cash, to strengthen the Company’s balance sheet and provide the necessary resources to fund, primarily, the working capital requirements associated with our anticipated revenue growth.

“We continue to make solid progress towards transitioning into a growth-oriented business with revenues coming from a diversified but linked portfolio of assets,” commented David Eisenhaure, Chairman and Chief Executive Officer.  “The investments we are making in new products combined with the increase in marketing and sales initiatives, are beginning to bear fruit.  The gains in revenue in our electronics and stationary power systems businesses, associated with these investments, have partially offset the reduction in revenue caused by the sale of our shaker product line in December 2005. I continue to be encouraged by the market reception for our alternative energy and stationary power products.  Our commercial grade solar inverters continue to gain market traction and represent approximately 19 percent of our total corporate revenues for the year-to-date, compared with approximately 7 percent in the prior year.”

“The steps we are taking to align our organization with our product and market initiatives will ultimately drive greater profitability in our business,” said David Eisenhaure. “ As an indication of our commitment to the growth prospects in alternative energy and electronics, approximately

63 percent of our employees are now dedicated to these businesses, up from 53 percent one year ago.  We expect this trend to continue.”

The previously stated milestones have been updated below:

•                  December 2005: Focus on SatCon core business by selling the Ling Shaker product line. Done.

•                  March 2006: Qualify a 500 kW solar photo-voltaic power control unit product for the California Energy Commission listing. Done.

•                  March 2006: Secure development projects for the U.S. Army’s Future Combat System applications. Done

•                  June 2006:  Book orders for production quantities of HEV motors and converters.  Done

•                  June 2006:  Book an order for a megawatt stationary fuel cell power control unit. Done

•                  June 2006: Introduce a new design for a Powergate solar photovoltaic inverter in the power range of 100 kw for the European photo-voltaic market. Done

•                  June 2006: Introduce for 2006 delivery a high reliability standard product line of 1 Amp to 5 Amp Class K Low Drop Out Voltage Regulators used in power supplies for space flight and satellite applications. Done

•                  September 2006: Develop new high-temperature packaging technology for Silicon Carbide power devices.

•                  September 2006: Introduce the PowerPac line of industry leading 15W to 30W non-isolated DC to DC converters for the emerging high reliability distributed power markets.

Commenting on the outlook for SatCon for the remainder of the year, Mr. Eisenhaure said, “Our two pronged approach to generating sustainable results is taking shape —with our focus on delivering positive EBITDA from a growing electronics business and maximizing revenue growth from stationary power systems — driven by market traction in alternative energy and industrial power products. Taking into consideration the record level of orders on hand combined with active quotes and supply agreements, we are expecting to end fiscal 2006 on a positive note, with a modest increase in fourth quarter revenue compared with third quarter 2006.  We believe the record backlog is a strong indicator of revenue growth for fiscal 2007.”

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets.  For further information, please visit the SatCon website at www.satcon.com. SATC-E

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will continue to maintain this level of new orders or that it can successfully deliver the components and systems ordered.    Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

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SATCON TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Revenue:
Product revenue	$6,852,666	$6,971,627	$19,551,252	$22,373,422
Funded research and development and other revenue	1,250,491	1,186,141	3,275,824	3,240,763
Total revenue	8,103,157	8,157,768	22,827,076	25,614,185

Operating costs and expenses:
Cost of product revenue	6,675,853	6,182,023	18,322,831	19,866,564

Research and development and other revenue expenses:
Funded research and development and other revenue expenses	1,100,077	1,205,756	3,189,186	2,899,449
Unfunded research and development expenses	512,819	145,397	1,333,297	280,901

Total research and development and other revenue expenses	1,612,896	1,351,153	4,522,483	3,180,350
Selling, general and administrative expenses	3,393,602	2,723,064	9,240,828	8,044,945
Amortization of intangibles	111,671	111,671	335,013	335,013
Gain on sale of assets	(189,960)	—	(1,632,875)	—
Restructuring costs	—	—	—	(255,612)
Total operating costs and expenses	11,604,062	10,367,911	30,788,280	31,171,260
Operating loss	(3,500,905)	(2,210,143)	(7,961,204)	(5,557,075)
Net unrealized gain on warrants to purchase common stock	—	—	—	(7,036)
Other income (expense)	42,535	(22,867)	58,975	(152,289)
Interest income	57,483	16,392	199,880	27,497
Interest expense	(85,568)	(57,283)	(325,686)	(383,718)
Net loss	$(3,486,455)	$(2,273,901)	$(8,028,035)	$(6,072,621)
Net loss per weighted average share, basic and diluted	$(0.09)	$(0.07)	$(0.21)	$(0.19)

Weighted average number of common shares, basic and diluted	39,114,884	33,364,094	38,665,033	31,909,302

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SATCON TECHNOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS

	July 1, 2006	September 30, 2005
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,324,407	$6,627,352
Restricted cash and cash equivalents	84,000	84,000
Accounts receivable, net of allowance of $757,395 and $651,463 at July 1, 2006 and September 30, 2005, respectively	6,076,085	6,473,665
Unbilled contract costs and fees	214,567	147,938
Inventory	7,005,057	7,017,419
Prepaid expenses and other current assets	666,012	587,083
Total current assets	$17,370,128	$20,937,457
Property and equipment, net	3,079,698	3,662,746
Goodwill, net	704,362	704,362
Intangibles, net	1,474,234	1,867,118
Other long-term assets	309,405	560,021
Total assets	$22,937,827	$27,731,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank line of credit	$2,000,000	$—
Current portion of long-term debt	160,655	167,588
Accounts payable	3,395,767	3,363,878
Accrued payroll and payroll related expenses	1,555,952	1,563,332
Other accrued expenses	1,815,197	2,225,003
Accrued contract losses	84,779	84,779
Deferred revenue	2,394,179	2,139,434
Total current liabilities	$11,406,529	$9,544,014
Redeemable convertible Series B preferred stock (345 and 425 shares issued and outstanding at July 1, 2006 and September 30, 2005, respectively; face value $5,000 per share; liquidation preference 100%)	1,725,000	2,125,000
Long-term debt, net of current portion	35,346	143,590
Other long-term liabilities	110,856	316,844
Total liabilities	$13,277,731	$12,129,448

Commitments and contingencies (Note H)

Stockholders’ equity:
Common stock; $0.01 par value, 100,000,000 and 50,000,000 shares authorized at July 1, 2006 and September 30, 2005, respectively; 39,439,047 and 38,283,208 shares issued and outstanding at July 1, 2006 and September 30, 2005, respectively	394,391	382,832
Additional paid-in capital	155,266,120	153,239,276
Accumulated deficit	(145,934,135)	(137,906,100)
Accumulated other comprehensive loss	(66,280)	(113,752)
Total stockholders’ equity	$9,660,096	$15,602,256
Total liabilities and stockholders’ equity	$22,937,827	$27,731,704

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